EXHIBIT 99.1

December 2, 2004

Media contact:

Robert Stickler, Bank of America, 704.386.8465

Bank of America Vice Chairman James Hance to Retire

CHARLOTTE — Bank of America Corporation announced today that Vice Chairman James H. Hance, Jr., will retire at the end of January 2005 after almost 18 years with the company.

“Jim Hance has been one of the key architects of our company as it has grown to be one of the largest financial service providers in the world,” said Kenneth D. Lewis, Bank of America president and chief executive officer. “For the last two decades, he has been a major ambassador for our company on Wall Street and a major force within Bank of America driving for better results for all of our constituencies. I could not have asked for a better partner during my time as chief executive.”

Hance joined NCNB, predecessor to Bank of America, in March 1987 and was named chief financial officer in July 1988. He held that position until earlier this year when Principal Finance Executive Marc Oken assumed that role. Hance, who first started serving on the Board of Directors in December 1997, will also leave that position at the end of January.

During the 1990s, Hance served as a major scout and negotiator for acquisitions, which would build a small southeastern bank into a global powerhouse. He was on point for such acquisitions as C&S/Sovran, MNC Financial, Boatmen’s Bancshares, Barnett Banks, BankAmerica and FleetBoston Financial. The growth of NCNB into NationsBank and then into Bank of America remade the U.S. banking map, turning retail banking from purely a local enterprise into a national business in the United States.

“It has been a long and fascinating career,” Hance said. “ I have been proud to be part of the team that has set the pace for others in our industry. We have built one of the strongest and most powerful companies in the world with the ability to serve customers around the globe. At the same time, I am equally proud of the 16.5 percent average total return shareholders have enjoyed since 1986.”

NCNB Corporation, which Hance joined in early 1987, had assets of $27 billion. Today, Bank of America has assets of approximately $1.1 trillion. NCNB ended 1986 with a market capitalization of $1.7 billion. Today, Bank of America has a market capitalization of more than $180 billion. NCNB had 1986 earnings of $198 million. This year, Bank of

America should earn about $14 billion, making it the second most profitable financial services company in the world.

During his tenure at various times, business units such as the global corporate and investment bank, Principal Investing, Treasury Management Services and Technology and Operations reported to Hance. Today, Legal, Corporate Development, Investor Relations, Asset-Liability Management and Finance report to him.

After Hance retires, Oken and Greg Curl, Corporate Planning and Strategy executive, will report directly to Lewis. Ian Banwell, chief investment officer, and Kevin Stitt, Investor Relations executive, will report to Oken. Tim Mayopoulos, general counsel, will report to Amy Brinkley.

Hance has also been active in community and education circles. In Charlotte, he has been chairman of the Charlotte Chamber of Commerce, co-chairman of Advantage Carolina, chairman of the North Carolina Blumenthal Performing Arts Center and chairman of the Novant Health board of trustees. He was also a key figure in the acquisition of the new National Basketball Association franchise for the city and worked to arrange and finance construction of the downtown arena in which the team will play.

Also active in education, Hance has been a chairman of the Charlotte Country Day School board of trustees, a trustee of Washington University in St. Louis, and a trustee of the University of North Carolina at Charlotte Foundation. Hance led the effort to recruit Johnson & Wales University to Charlotte and is also leading the fund-raising drive to help pay for the new Charlotte campus. He was on the boards of visitors at the Duke University Fuqua School of Business and Johnson C. Smith University, and also served on the United Negro College Fund board of directors.

Hance served on numerous corporate boards and was active in numerous financial trade groups from the Financial Services Roundtable to the U.S. Chamber of Commerce Institute for Legal Reform.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with more than 5,800 retail banking offices, more than 16,500 ATMs and award-winning online banking with more than 11 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 98 percent of the U.S. Fortune 500 companies and 85 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

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